Exhibit 10.24

Compensatory Arrangements with Non-Management Directors

Annual Retainer	$50,000

Additional Annual Retainer for Audit Committee Chair	$10,000

Additional Annual Retainer for Other Committee Chairs	$7,500

Additional Annual Retainer for Chairman of the Board	$150,000

Board Meeting Attendance Fees	$750 per meeting (applicable to TECO Energy, Inc. and Tampa Electric Company Board meetings)

Committee Meeting Attendance Fees	$1,500 per meeting

Restricted Stock	Annual grant of 3,000 shares, which vest in one installment on the first anniversary of the date of grant

TECO Energy, Inc. also pays for or reimburses directors for their meeting-related expenses.